Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related prospectus of our report dated March 8, 2023, with respect to the financial statements of Onconetix, Inc. (formerly known as Blue Water Vaccines Inc.) (the “Company”) as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Los Angeles, California

February 14, 2024